Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Form 8-K of Akerna Corp. our report dated October 1, 2018, with respect to our audits of the financial statements of MJ Freeway, LLC as of June 30, 2018 and 2019 and for each of the two years in the period ended June 30, 2018, appearing in the Form S-4.

/s/ Marcum llp

Marcum llp

New York, NY

June 21, 2019